INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Trio Merger Corp. (a company in the development stage) (the “Company”) on Form S-1 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 14, 2011, with respect to our audit of the financial statements of Trio Merger Corp. (a company in the development stage) as of March 2, 2011 and for the period from February 2, 2011 (inception) through March 2, 2011 appearing in Amendment No. 5 to the Form S-1 of Trio Merger Corp. (a company in the development stage).

/s/ Marcum llp

New York, NY
June 21, 2011